Exhibit 10.1

EXECUTION VERSION

SAVVIS COMMUNICATIONS CORPORATION

AMENDED AND RESTATED SECURITIES

PURCHASE AGREEMENT

February 9, 2004

AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT, dated as of February 9, 2004 (this “Agreement”), by and among SAVVIS COMMUNICATIONS CORPORATION, a Delaware corporation (the “Company”) WELSH, CARSON, ANDERSON & STOWE VIII, L.P., a Delaware limited partnership (“WCAS VIII”), and the several other entities and individuals affiliated with WCAS VIII listed under “WCAS Affiliates” on Annex I hereto (collectively with WCAS VIII, the “WCAS Purchasers”), Constellation Venture Capital II, L.P., a Delaware limited partnership (“Constellation Venture”), Constellation Venture Capital Offshore II, L.P., a Cayman Islands limited partnership (“Constellation Venture Offshore”), The BSC Employee Fund IV, L.P., a Delaware limited partnership (“BSC”) and CVC II Partners, L.L.C., a Delaware limited liability company (collectively with Constellation Venture, Constellation Venture Offshore and BSC, the “Constellation Purchasers”), Oak Hill Special Opportunities Fund, L.P., a Delaware limited partnership (“Special Opportunities”), Oak Hill Special Opportunities Fund (Management), L.P., a Delaware limited partnership (“Special Opportunities Management”), WFC Holdings Corporation, a Delaware corporation (“WFC”), Oak Hill Securities Fund, L.P., a Delaware limited partnership (“Oak Hill Securities”), Oak Hill Securities Fund II, L.P., a Delaware limited partnership (“Oak Hill Securities II”), Lerner Enterprises, L.P., a Maryland limited partnership (“Lerner Enterprises”), P&PK Family Ltd. Partnership, an Oregon partnership (“P&PK”), Cardinal Investment Partners I, L.P., a Delaware limited partnership (“Cardinal Investment”), Oak Hill Credit Alpha Fund, L.P., a Delaware limited partnership (“Alpha”), Oak Hill Credit Alpha Fund (Offshore), Ltd., an entity formed under the laws of the Cayman Islands (“Alpha Offshore”), Oak Hill Advisors, L.P., a Delaware limited partnership (“Oak Hill Advisors”), Cardinal Fund I, L.P., a Delaware limited partnership (“Cardinal”) and FW Savvis Investors, L.P., a Delaware limited partnership (collectively with Special Opportunities, Special Opportunities Management, WCF, Oak Hill Securities, Oak Hill Securities II, Lerner Enterprises, P&PK, Cardinal Investment, Alpha, Alpha Offshore, Oak Hill Advisors and Cardinal, the “Oak Hill Purchasers”), and the other purchasers that become party to this Agreement in accordance with Section 8.14 (the “Other Purchasers” and collectively with the WCAS Purchasers, the Constellation Purchasers and the Oak Hill Purchasers, the “Purchasers”).

WHEREAS, Savvis Asset Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Acquisition Subsidiary”) has entered into that certain Asset Purchase Agreement, dated as of January 23, 2004, as amended by Amendment No. 1 thereto, dated as of January 23, 2004 (the “Acquisition Agreement”), with Cable & Wireless USA, Inc. (“CWUSA”), and Cable & Wireless Internet Services, Inc. (“CWIS”) and together with CWUSA, CWIS and certain of their subsidiaries, “Sellers”) relating to the sale by Sellers to Acquisition Subsidiary of the Acquired Assets (as defined in the Acquisition Agreement) of Sellers (the “Acquisition”);

WHEREAS, the United States Bankruptcy Court for the District of Delaware approved the Sale Order (as defined in the Acquisition Agreement) on January 23, 2004;

WHEREAS, in connection with consummating the Acquisition Subsidiary’s obligations under the Acquisition Agreement, the Company desires to sell to each Purchaser, and each Purchaser desires to purchase from the Company, on the terms and subject to the conditions set forth herein, the principal amount of Series A Subordinated Notes of the Company set forth opposite each such Purchaser’s name on Annex I hereto, in substantially the form of Exhibit A hereto (together with the notes to be issued as payment-in-kind interest thereunder, the “Notes”);

WHEREAS, as a further inducement to each Purchaser’s purchase of Notes, the Company will issue to each Purchaser warrants (“Warrants”) to purchase that number of shares of the Company’s Series B Convertible Preferred Stock, $.01 par value per share (“Series B Stock”) set forth opposite each such Purchaser’s name on Annex I (“Warrant Shares”), in substantially the form of Exhibit B hereto, which such Warrant Shares shall be convertible into shares of the Company’s common stock, $.01 par value per share (“Common Stock”) on the terms and conditions set forth in the Certificate of Designations for Series B Convertible Preferred Stock attached hereto as Exhibit C;

WHEREAS, as a further inducement to each Purchaser’s purchase of Notes, the Company has agreed to grant to each such Purchaser certain rights pursuant to an amended and restated registration rights agreement among the Company and the investor parties thereto, substantially in the form of Exhibit D attached hereto, (the “Registration Rights Agreement”) including registration rights with respect to the shares of Common Stock to be received upon conversion of the Warrant Shares (the “Conversion Shares”);

WHEREAS, the Company is party to that certain Amended and Restated Master Loan Agreement No. 6857500, dated as of March 8, 2002, among the Company, the other lessor parties signatory thereto and General Electric Capital Corporation (“GECC”) (the “Lease”);

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement and as required under the Lease or by GECC in connection with the Lease, (i) the Company and GECC have agreed to enter into a Consent and Waiver (the “Consent and Waiver”), dated January 16, 2004, as amended and restated as of the date hereof, and (ii) the Company, certain affiliates of the Company, and each Purchaser have agreed to enter into a Subordination and Intercreditor Agreement with GECC substantially in the form attached hereto as Exhibit E (the “Subordination Agreement”);

WHEREAS, in connection with the Acquisition, the Company expects Acquisition Subsidiary to enter into the sale and leaseback of certain properties constituting Acquired Assets (as defined in the Acquisition Agreement) (the “Sale-Leaseback Transaction”); and

WHEREAS, the parties hereto (other than the Oak Hill Purchasers) entered into a Securities Purchase Agreement dated January 30, 2004 and an Amended and Restated Securities Purchase Agreement dated February 6, 2004 (the “Existing Agreement”); and

WHEREAS, the parties hereto desire to amend and restate the Existing Agreement to provide for (i) the addition of the Oak Hill Purchasers as party thereto and (ii) certain changes to the terms under which such Warrants and the Notes are issued.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto agree to amend and restate the Existing Agreement as follows:

ARTICLE I

AUTHORIZATION AND SALE OF THE NOTES.

Section 1.01. Authorization. The Company has authorized the sale and issuance of the Notes, Warrants, Warrant Shares and Conversion Shares pursuant to the terms of this Agreement.

Section 1.02. Sale of Notes and Warrants.

(a) On the Initial Closing Date (as defined in Section 1.03(a)), and on the terms and subject to the satisfaction of the applicable conditions set forth in this Agreement, the Company shall issue and sell to each Purchaser, and each Purchaser shall, severally and not jointly, purchase from the Company the principal amount of the Notes and the number of Warrants set forth opposite such Purchaser’s name in Part I of Annex I for the purchase price (the “Purchase Price”) set forth therein under “Aggregate Purchase Price.”

(b) On the Subsequent Closing Date (as defined in Section 1.03(b)) and on the terms and subject to the satisfaction of the applicable conditions set forth in this Agreement, the Company shall issue and sell to each Purchaser and each Purchaser shall, severally and not jointly, purchase from the Company the principal amount of the Notes and the number of Warrants set forth opposite such Purchaser’s name in Part II of Annex I for the Purchase Price set forth therein under “Aggregate Purchase Price.”

(c) Notwithstanding anything to the contrary contained herein, the principal amount of Notes otherwise required to be purchased by the WCAS Purchasers at the Subsequent Closing shall be reduced (as determined by WCAS VIII) to the extent of the funds actually received by the Company in connection with the Sale-Leaseback Transaction on or prior to the Subsequent Closing. Annex I will be adjusted to reflect such reductions.

(d) The Purchasers and the Company hereby acknowledge and agree that the Notes issued hereunder are part of an “investment unit” that includes the Warrants issued hereunder. The Purchasers and the Company hereby further acknowledge and agree that, for United States federal income tax purposes (and for purposes of comparable state and local income tax laws), the aggregate fair market values of the Notes and the Warrants issued in connection with the Initial Closing and the Subsequent Closing shall be mutually agreed upon by WCAS VIII and the Company and the determination of such aggregate fair market values shall take into account all reasonable factors customarily used in the determination of value of similarly situated securities. The “original issue discount” (as defined by section 1273(a)(1) of the Internal Revenue Code of 1986, as amended) that will accrue on the Notes (taking into account interest payable on the Notes other than “qualified stated interest” within the meaning of Treasury Regulations Section 1.1273-1(c)) will be mutually agreed upon by WCAS VIII and the Company and will be derived from the fair market value determination set forth above. None of the parties shall take any position in its tax returns or other informational statements that is inconsistent with any of the foregoing.

Section 1.03. Closings; Deliveries.

(a) Initial Closing. The initial closing of the purchase and sale of Notes and Warrants (the “Initial Closing”) shall take place on the date hereof, or as promptly as practicable on or after the date hereof, at 10:00 a.m. New York time at the offices of Ropes & Gray LLP at 45 Rockefeller Center, New York, New York 10111, or at such other time and place as the Company and WCAS VIII may agree, provided that all of the conditions to the Initial Closing herein shall have been satisfied or waived (the date of the Initial Closing, the “Initial Closing Date”). The Initial Closing may be accomplished by facsimile transmission to the respective offices of counsel for the parties hereto of the requisite documents, duly executed where required, with originals to be delivered by overnight courier service on the next business day following the Initial Closing Date.

(b) Subsequent Closing. The subsequent closing of the purchase and sale of Notes and Warrants (the “Subsequent Closing”) shall take place at 10:00 a.m. at the offices of Ropes & Gray LLP at 45 Rockefeller Center, New York, New York 10111, on the date that is the earlier to occur of the Closing (as defined in the Acquisition Agreement) and the Regulatory Escrow Closing (as defined in the Acquisition Agreement) or at such other time and place as the Company and WCAS VIII may agree, provided that all of the conditions to the Subsequent Closing herein shall have been satisfied or waived (the date of the Subsequent Closing, the “Subsequent Closing Date” and, together with the Initial Closing Date, a “Closing Date”). The Subsequent Closing may be accomplished by facsimile transmission to the respective offices of counsel for the parties hereto of the requisite documents, duly executed where required, with originals to be delivered by overnight courier service on the next business day following the Subsequent Closing Date.

(c) Closing Deliveries. At the Initial Closing and the Subsequent Closing, subject to the terms and conditions hereof, the Company will deliver to each Purchaser a Note or Notes and a Warrant or Warrants, executed by the Company in such denominations and amounts and in such name or names as such Purchaser may designate by notice to the Company, dated the date of the Initial Closing or the Subsequent Closing, as applicable, against payment of the Purchase Price therefor by wire transfer in immediately available funds to an account specified by the Company. Such Purchase Price paid at the Closing shall be delivered and accepted as full and complete payment against the Notes and the Warrants.

(d) Use of Proceeds. The proceeds of the sale by the Company of the Notes and Warrants shall be used solely (i) to fund the Acquisition, (ii) to fund the on-going operational and working capital requirements of Acquisition Subsidiary, (iii) to fund any working capital or capital expenditure requirements of the Company related to the Acquired Assets or caused by the Asset Acquisition, (iv) to pay all fees and expenses incurred by the Company and the Acquisition Subsidiary in connection with the Acquisition and the issuance of the Notes and Warrants, (v) prior to the consummation of the Acquisition, fund the business of the Acquired Assets as contemplated by Amendment No.1 to the Acquisition Agreement, (vi) to pay in cash additional purchase price in connection with the acquisition of the assets of WAM!NET, Inc. and (vii) for reserves by the Company (in its reasonable judgment) in respect of contingencies relating to or arising out of the Acquisition Agreement or the failure of the Acquisition to be consummated. The Company agrees that the funding contemplated by clauses

(i) through (v) above will be provided by the Company to the Acquisition Subsidiary as a senior secured intercompany loan (secured by a first priority lien on all of the assets of the Acquisition Subsidiary). No portion of the proceeds of the sale of the Notes and Warrants hereunder shall be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of any regulation, interpretation or ruling of the Board of Governors of the Federal Reserve System, all as from time to time in effect, refunding of any indebtedness incurred for such purpose, or making any investment prohibited by foreign trade regulations. Without limiting the foregoing, the Issuers agree that in no event shall any proceeds of the sale of the Notes and Warrants hereunder be used in any manner which might cause the Notes and Warrants or the application of such proceeds to violate any of Regulations T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each as in effect as of the Closing and as of such use of the proceeds.

(e) Financial Advisory Fee. On the applicable Closing Date, the Company shall execute and deliver a financial advisory services agreement and, on the Subsequent Closing Date, shall pay to the Purchasers or their designees an amount equal to 1% of the principal amount of the Notes purchased by such Purchasers (the “Financial Advisory Fee”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Purchaser as of the date hereof and on each of the Initial Closing Date and the Subsequent Closing Date, as follows:

Section 2.01. Organization and Qualification. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the properties, assets, financial condition, operating results, business or prospects of the Company and its Subsidiaries (as defined in Section 2.02), taken as a whole (a “Material Adverse Effect”).

Section 2.02. Subsidiaries. Except for the Subsidiaries disclosed in the Company SEC Filings (as defined in Section 2.08) or as set forth in Schedule 2.02 of the Disclosure Letter of the Company, dated the date hereof (the “Disclosure Letter”), the Company does not own, beneficially or of record, any capital stock or other ownership interest in any other Person. Savvis Asset Holdings, Inc., a Delaware corporation is a corporation validly existing and in good standing under the laws of Delaware. SAVVIS Communications Corporation, a Missouri corporation (“SAVVIS Missouri”) is a corporation validly existing and in good standing under the laws of Missouri. Global Network Assets, LLC, a Delaware limited liability company (“Global LLC”), is a limited liability company, duly formed, validly existing and in good standing under the laws of Delaware. Savvis Procurement Corporation, a Delaware corporation (“Savvis Procurement”), is a corporation validly existing and in good standing under the laws of Delaware. Each of Acquisition Subsidiary, SAVVIS Missouri, Global LLC and Savvis Procurement has all requisite power and authority to own or lease and operate its properties and assets and to carry out its business as it is now being conducted. Each of Acquisition Subsidiary, SAVVIS Missouri, Global LLC and Savvis Procurement is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. As used in this Agreement, (i) “Person” means any corporation, partnership, limited liability company, trust, joint venture or other entity and (ii) ”Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. Acquisition Subsidiary, SAVVIS Missouri, Global LLC and Savvis Procurement are the Company’s only Significant Subsidiaries (as defined in Rule 1-02(w) of Regulation S-X).

Section 2.03. Capitalization. (a) As of the date hereof, the authorized capital stock of the Company consists of 900,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock, $.01 par value (“Preferred Stock”). As of the date hereof, 97,708,102 shares of Common Stock and 203,070 shares of Preferred Stock are issued and outstanding. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable.

(b) As of the date hereof, except for options granted pursuant to the Company’s stock option plans (the “Stock Option Plans”) to purchase an aggregate of 37,281,834 shares of Common Stock, and except as set forth on Schedule 2.03(b) of the Disclosure Letter, no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company or any of its Subsidiaries is authorized or outstanding, and (except as otherwise expressly contemplated by this Agreement) there is not any commitment of the Company or any of its Subsidiaries to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock, any evidences of indebtedness or assets.

Section 2.04. Authorization of Agreements, etc. (a) Except as set forth on Schedule 2.04 of the Disclosure Letter, the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Registration Rights Agreement. Except as set forth on Schedule 2.04 of the Disclosure Letter, each of (i) the execution and delivery by the Company of this Agreement and the Registration Rights Agreement and the performance by the Company of its obligations hereunder and thereunder and (ii) the issuance, sale and delivery by the Company of all of the Warrant Shares pursuant to the terms of the Warrants, will be duly authorized prior to the Initial Closing by all requisite corporate and stockholder action and will not violate any provision of applicable law, any order of any court or other agency of government, the Certificate of Incorporation or

Bylaws of the Company, or any provision of any indenture, agreement or other instrument to which the Company or any of its Subsidiaries or their properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default, or result in the vesting, acceleration or material modification of any benefits under any such indenture, agreement or other instrument or any compensation agreement or benefit plan, or result in the creation or imposition of any liens, claims, charges, restrictions, rights of others, security interests, prior assignments or other encumbrances in favor of any third Person upon any of the assets of the Company or any of its Subsidiaries.

(b) Except as set forth on Schedule 2.04 of the Disclosure Letter, the issuance, sale and delivery of the Notes and Warrants to the Purchasers hereunder are not subject to any preemptive rights of stockholders of the Company or to any right of first refusal or other similar right in favor of any Person.

(c) Except as set forth on Schedule 2.04 of the Disclosure Letter, the Warrant Shares, when issued in accordance with the terms of this Agreement and the Warrants, will be duly authorized, validly issued, fully paid and nonassessable shares of capital stock of the Company. Except as set forth on Schedule 2.04, the issuance, sale and delivery of the Warrant Shares upon exercise of the Warrants will not be subject to any preemptive rights of stockholders of the Company or to any right of first refusal or other similar right in favor of any Person.

Section 2.05. Validity. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Registration Rights Agreement when executed and delivered by the Company in accordance with this Agreement will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that no representation is made as to (i) the enforceability of the indemnification or contribution provisions of the Registration Rights Agreement and (ii) the enforceability of this Agreement or the Registration Rights Agreement to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforceability of creditors’ rights generally or by general equitable principles.

Section 2.06. Governmental Approvals; Consents. Subject to the accuracy of the representations and warranties of the Purchasers set forth in Article III and except for (i) any required filing and approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”), (ii) the filing with the Secretary of State of Delaware the Certificate of Designations of Series B Convertible Preferred Stock in the form of Exhibit C, (iii) the filing with the Secretary of State of Delaware of an amendment to the Certificate of Incorporation of the Company to increase the authorized number of shares of Common Stock, and (iv) applicable filings and approvals, if any, required by applicable federal and state securities laws (including the filing with and approval by the SEC of a proxy statement relating to the shareholder approvals set forth on Schedule 2.04) and listing regulations, no registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental agency, court, instrumentality or securities exchange (each, a “Governmental Authority”) or any other third person or entity is or will be necessary for the valid execution, delivery and performance of this Agreement, the Registration Rights Agreement, or the issuance and delivery of the shares of Warrant Shares.

Section 2.07. Financial Statements. (a) The Company has furnished to the Purchasers the unaudited consolidated balance sheet of the Company and its subsidiaries as of September 30, 2003 (the “Interim Balance Sheet”) and the related consolidated statements of operations, stockholders’ equity and cash flows for the nine months then ended. All such financial statements (including but not limited to any related schedules and/or notes) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied and consistent with prior periods, except for normal year-end adjustments and the absence of footnotes. Such balance sheet fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as of September 30, 2003, and such statements of operations, stockholders’ equity and cash flows fairly present in all material respects the consolidated results of operations, stockholders’ equity and cash flows of the Company and its subsidiaries for the nine months ended September 30, 2003.

(b) Except as and to the extent (i) reflected on the Interim Balance Sheet, (ii) incurred since September 30, 2003 in the ordinary course of business consistent with past practice, (iii) set forth on Schedule 2.07(b) of the Disclosure Letter, or (iv) as disclosed in the Company SEC Filings, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any kind or nature, whether known or unknown, secured or unsecured, absolute, accrued, contingent or otherwise, and whether due or to become due, that would be required to be reflected on a balance sheet, or the notes thereto, prepared in accordance with GAAP.

(c) Except as set forth on Schedule 2.07(c) of the Disclosure Letter or as disclosed in the Company SEC Filings (as defined in Section 2.08), since September 30, 2003, neither the Company nor any of its subsidiaries has suffered any Material Adverse Effect.

Section 2.08. SEC Filings. The Company has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the “SEC”) since the completion of the Company’s initial public offering on February 18, 2000, and the Company has made available to the Purchaser, as filed with the SEC, complete and accurate copies of (i) the Annual Report of the Company on Form 10-K for the years ended December 31, 2001 and 2002, and (ii) all other reports, statements and registration statements (including but not limited to Current Reports on Form 8-K and Quarterly Reports on Form 10-Q) filed by the Company with the SEC since December 31, 2002, in each case including but not limited to all amendments and supplements (collectively, the “Company SEC Filings”). The Company SEC Filings (excluding any financial statements or schedules included therein, which are covered by the representations and warranties of the Company in Section 2.07(a)), (i) were prepared in compliance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, and the rules and regulations thereunder, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.09. Absence of Certain Changes or Events. Except as otherwise expressly contemplated by this Agreement, since September 30, 2003, neither the Company nor any of its Subsidiaries has (a) issued any stock, bonds or other corporate securities, (b) borrowed or refinanced any indebtedness for borrowed money other than borrowings under the Lease, (c) discharged or satisfied any material claim or incurred or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the Interim Balance Sheet and current liabilities incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, (d) in the case of the Company only, declared or made any payment or distribution to stockholders, or purchased or redeemed any shares of its capital stock or other securities, or (e) except in connection with this Agreement and the transactions contemplated hereby, entered into any agreement, letter of intent or similar undertaking to take any of the actions listed in clauses (a) through (d) above.

Section 2.10. Actions Pending. Except as set forth in the Company SEC Filings, there is no action, suit, investigation or proceeding pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries to which its or any of its Subsidiaries’ property is subject, before any court or by or before any governmental body or arbitration board or tribunal, which the Company would be required to disclose pursuant to Item 1 of Part II of Form 10-Q if such Form 10-Q were required to be filed on and as of the date hereof. For the purposes of this Agreement, the term “best of the knowledge of the Company” shall mean the actual knowledge, upon reasonable inquiry, of the executive officers of the Company.

Section 2.11. Compliance with Law; Permits. Neither the Company nor any of its Subsidiaries is in material default in any respect under any order or decree of any court, governmental authority, arbitrator or arbitration board or tribunal or under any laws, ordinances, governmental rules or regulations to which the Company or any of such Subsidiaries or any of their respective properties or assets is subject, except where such default would not have a Material Adverse Effect. The Company possesses all permits, authorizations, approvals, registrations, variances and licenses (“Permits”) necessary for the Company or its Subsidiaries to own, use and maintain their properties and assets or required for the conduct of its business in substantially the same manner as it is currently conducted, except where the failure to possess any such Permit would not have a Material Adverse Effect. Except to the extent the failure of any of the following to be correct would not have a Material Adverse Effect, each Permit is in full force and effect, and no proceeding is pending or, to the best knowledge of the Company, threatened to modify, suspend, revoke or otherwise limit any Permit, and no administrative or governmental actions have been taken or, to the best knowledge of the Company, threatened in connection with the expiration or renewal of any Permit.

Section 2.12. Contracts. Except as disclosed in the Company SEC Filings or as set forth on Schedule 2.12(i) of the Disclosure Letter, there are no contracts or agreements that are material to the conduct of the Company’s business or to the financial condition or results of operations of the Company and its subsidiaries, taken as a whole, that the Company would be required to disclose pursuant to paragraph 10 of Item 601 of Regulation S-K if a Form 10-Q were required to be filed on and as of the date hereof. Except as set forth in the SEC Filings or on Schedule 2.12(ii) of the Disclosure Letter, each of the agreements (collectively, the “Material Agreements”) disclosed as an exhibit in the Company SEC Filings in response to paragraph 10 of Item 601 of Regulation S-K under which there are continuing rights or obligations is a valid and enforceable obligation of the Company and, to the best knowledge of the Company, of the other parties thereto, except where the failure to be valid or enforceable would not have a Material Adverse Effect and provided that no representation is made as to the enforceability of such agreements to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforceability of creditors’ rights generally or by general equitable principles. To the best knowledge of the Company, the Company has not been notified in writing of any claim that any Material Agreement is not valid and enforceable in accordance with its terms for the periods stated therein (other than where such enforceability is in violation of public policy or law), or that there is under any such contract any existing default or event of default or event that with notice or lapse of time or both would constitute such a default, except any such failure to be valid or enforceable and any such defaults that, in the aggregate, would not have a Material Adverse Effect. Except for the Financial Services Agreements executed in connection herewith, the Company is not a party to any contract or agreement that would result in an obligation of the Company to make any payments under such agreement or contract solely as a result of the execution and delivery of this Agreement or the Registration Rights Agreement or the consummation of any of the transactions contemplated hereby or thereby (including, but not limited to, the issuance, sale and delivery of the Warrant Shares and the Conversion Shares). The Company has heretofore provided true and correct copies of the Material Agreements to the Purchasers.

Section 2.13. Insurance. The Company maintains insurance with respect to its businesses, properties, officers, directors and employees customary with industry practices. The Company has heretofore made available for inspection by the Purchaser true and complete copies of all such insurance policies. Such policies are, and will be, on the Closing Date, in full force and effect and are, and will be upon the Closing, free from any right of termination or limitation other than for non-payment) on the part of the insurance carriers.

Section 2.14. Offering of the Notes and Warrant. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Article III hereof, neither the Company nor any Person acting on the Company’s behalf has taken or will take any action (including but not limited to, without limitation, any offer, issuance or sale of any securities of the Company under circumstances which might require the integration of such transactions with the sale of the Notes and the Warrants under the Securities Act or the rules and regulations of the SEC thereunder) which would require the offering, issuance or sale of the Notes and the Warrants to the Purchasers (but not including the resale thereof) pursuant to this Agreement to be registered under the Securities Act.

Section 2.15. Related-Party Transactions. Except (i) as set forth in the Company SEC Filings or (ii) as contemplated hereby, there are no existing material arrangements or proposed material transactions between the Company and any Person or entity that the Company would be required to disclose pursuant to Item 404 of Regulation S-K of the SEC if a proxy statement of the Company were required to be filed on or as of the date hereof, other than arrangements or transactions between the Company and any of the Purchasers.

Section 2.16. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Company directly with the Purchasers, without the intervention of any other Person on behalf of the Company in such manner as to give rise to any valid claim by any other Person against the Purchasers for a finder’s fee, brokerage commission or similar payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

The Purchasers, severally and not jointly, represent and warrant to the Company as of the date hereof and on each of the Initial Closing Date and the Subsequent Closing Date as follows:

Section 3.01. Organization. Such Purchaser, (other than any Purchaser who is an individual) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate, limited liability or limited partnership power and authority to operate its properties and assets and to carry on its business as it is now being conducted.

Section 3.02. Authorization. The execution, delivery and performance by such Purchaser of this Agreement and the Registration Rights Agreement, and the purchase and receipt by such Purchaser of the Notes and Warrant being acquired by it hereunder, have been duly authorized by all requisite action on the part of such Purchaser and will not violate any provision of applicable law, any order of any court or other agency of government, the charter or other governing documents of such Purchaser.

Section 3.03. Validity. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms. The Registration Rights Agreement, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

Section 3.04. Investment Representations.

(a) Such Purchaser is acquiring the Notes and Warrants being purchased by such Purchaser hereunder for such Purchaser’s own account, for investment, and not with a view toward the resale (subject to the forward purchase contracts between WFC and the Oak Hill Participants) or distribution thereof.

(b) Such Purchaser understands that it must bear the economic risk of the investment for an indefinite period of time, because the Notes and Warrants are not, and, when issued upon exercise of the Warrants, the Warrant Shares will not be registered under the

Securities Act or any applicable state securities laws and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available.

(c) Such Purchaser has the ability to bear the economic risks of the investment in the Notes and the Warrants being purchased hereunder for an indefinite period of time. Such Purchaser further acknowledges that it has received copies of the Company SEC Filings and has had the opportunity to ask questions of, and receive answers from, officers of the Company with respect to the business and financial condition of the Company and the terms and conditions of the offering of the Notes and the Warrants and to obtain additional information necessary to verify such information or can acquire it without unreasonable effort or expense.

(d) Such Purchaser has such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating the merits and risks of its investment in the Notes and the Warrants. Such Purchaser further represents that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the SEC under the Securities Act with respect to its purchase of the Notes and the Warrants, and that such Purchaser has not been formed solely for the purpose of purchasing the Notes and the Warrants.

Section 3.05. Governmental Approvals; Consents. No registration or filing with, or consent or approval of, or other action by, any Governmental Authority is or will be necessary by such Purchaser for the valid execution, delivery and performance of this Agreement and the Registration Rights Agreement.

ARTICLE IV

COVENANTS OF THE COMPANY

Section 4.01. Operation of Business. From the date hereof until the Subsequent Closing Date, except as expressly provided for in this Agreement or as consented to by WCAS VIII in writing, the Company shall not:

(a) amend its Certificate of Incorporation or bylaws;

(b) issue any capital stock other than pursuant to this Agreement or other contractual obligations disclosed in Schedule 2.03(b) of the Disclosure Letter or referred to in Section 2.03(b), or declare or pay any dividend or distribution (whether in cash, stock or property) in respect of its Common Stock;

(c) take any action, or knowingly omit to take any action, that would, or that would reasonably be expected to, result in (A) any of the representations and warranties of the Company set forth in Article II becoming untrue, (B) any of the conditions to the obligations of the Purchasers set forth in Section 6.01 not being satisfied, or (C) the operation of the business of the Company or its Subsidiaries outside the ordinary course of business consistent with past practice; or

(d) enter into any agreement or commitment to do any of the foregoing.

Section 4.02. Access to Information. From the date hereof until the Subsequent Closing Date, the Company will (a) at the reasonable request of any authorized partner, designee or officer of any Purchaser, permit any such authorized partner, designee or officer, and their representatives, to visit and inspect any of the Company’s properties and the properties of each of its Subsidiaries, to examine their books of account and records, to make copies and extracts therefrom, to observe the taking of any physical inventories of their properties by them or their accountants, to discuss their affairs, finances and accounts with, and to be advised as to the same by, their officers and employees, and their independent public accounts, (b) furnish to the Purchasers and their authorized representatives such financial and operating data and other information relating to the Company and its Subsidiaries as such Persons may reasonably request and (c) instruct its counsel, independent accountants and financial advisors to cooperate with the Purchasers and their authorized representatives in their investigation of the Company. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.

Section 4.03. SEC Filings. The Company agrees that it will file the reports required to be filed by it under the Securities Act and the Exchange Act so long as the Company is registered under the Exchange Act or, if the Company is not required to file any such reports, it shall, upon the written request of WCAS VIII, make publicly available such information as is necessary to permit sales by the Purchasers pursuant to Rule 144 under the Securities Act of the Conversion Shares. Upon the request of WCAS VIII, the Company will deliver to the Purchasers a written statement that it has complied with such requirements.

Section 4.04. Agreement to Take Necessary and Desirable Actions. The Company shall (a) use commercially reasonable best efforts to consummate, as promptly as practicable after the date hereof, the Sale Leaseback Transaction and (b) use commercially reasonable best efforts to consummate the Acquisition.

Section 4.05. Compliance with Conditions; Commercially Reasonable Efforts. The Company shall use all commercially reasonable efforts to cause all conditions precedent to the obligations of the Company and the Purchasers to be satisfied. Upon the terms and subject to the conditions of this Agreement, the Company will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable laws to consummate and make effective in the most expeditious manner practicable the issuance, sale and delivery of the Notes and the Warrants to the Purchasers in accordance with the terms of this Agreement.

Section 4.06. Consents and Approvals. The Company (a) shall use all commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities, and of all other Persons required in connection with the execution, delivery and performance of this Agreement or the Registration Rights Agreement or the consummation of the transactions contemplated hereby or thereby (including, without limitation, obtaining any stockholder approval referred to in Schedule 2.04); and (b) shall diligently assist and cooperate with the Purchasers in preparing and filing all documents required to be submitted by the Purchasers to any Governmental Authority in connection with the issuance, sale and delivery of the Notes and the Warrants to the Purchasers (which assistance and cooperation shall include timely furnishing to the Purchasers all information concerning the

Company and its Subsidiaries that counsel to the Purchasers reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

Section 4.07. Reservation of Shares. The Company shall at all times after the date hereof and prior to the expiration date of the Warrants reserve and keep available out of its authorized but unissued shares of Series B Stock and Common Stock, as applicable, for the purpose of effecting the exercise of the Warrants, the conversion of the Warrant Shares into Common Stock and otherwise complying with terms of this Agreement, such number of its duly authorized shares of Series B Stock and Common Stock as shall be sufficient to effect the exercise of the Warrants from time to time outstanding, to effect the conversion of the Warrant Shares from time to time outstanding, or otherwise to comply with the terms of this Agreement. The Company shall use reasonable best efforts to obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of the Warrant Shares and the Conversion Shares.

Section 4.08. Listing of Shares. The Company shall use all commercially reasonable efforts to cause the Conversion Shares to be listed or otherwise eligible for trading on the NASDAQ SmallCap Market or such other exchange or market at which the Common Stock is traded at the time of conversion of the Warrant Shares.

Section 4.09. Use of Proceeds. The Company shall not use the aggregate proceeds to be received upon issuance of the Notes and Warrants other than for the purposes set forth in Section 1.03(d) hereof.

Section 4.10. Restrictions on Performance.

(a) From the date hereof until the Subsequent Closing Date, without the written consent of WCAS VIII, the Company shall not at any time enter into an agreement or other instrument limiting in any manner its ability to perform its obligations under this Agreement or the Notes and Warrants issued or to be issued hereunder, or making such performance of the issuance of the Warrant Shares upon exercise of the Warrant or the Conversion Shares upon conversion of the Warrant Shares a default under any such agreement or instrument. The parties agree and acknowledge that this Section shall not be construed to prohibit the execution and delivery of the Subordination Agreement as contemplated by this Agreement.

(b) From the date hereof until the earlier of (i) the date the stockholders of the Company shall have approved the issuance of the Warrants and the terms of the Warrants, including the issuance of the Warrant Shares and the Conversion Shares (the “Shareholder Approval”) and (ii) the first date after the Subsequent Closing Date that all outstanding Warrants shall have been exercised, the Company shall not, without the written consent of WCAS VIII, (i) issue any Additional Shares of Common Stock (as defined in the Warrant) without consideration or for a consideration per share less than the Base Exercise Price (as defined in the Warrant), (ii) subdivide or split the outstanding shares of Common Stock, (iii) combine or reclassify the outstanding shares of Common Stock into a smaller or larger number of shares, (iv) issue by reclassification of the shares of Common Stock any shares of capital stock of the Company, (v) pay a dividend or make a distribution payable in shares of Common Stock on any class of capital stock of the Company, (vi) distribute to any holders of Common Stock (whether by dividend or in a merger, amalgamation, consolidation or otherwise) evidences of indebtedness, shares of capital stock of any class or series, other securities, cash or assets in respect of such holder’s Common Stock or (vii) engage in any Fundamental Change (as defined in the Warrant) (it being understood that each Purchaser shall have the right to consent to any modification to the terms of the Series B Stock made in connection with such Fundamental Change).

Section 4.11. Stockholders Meeting. The Company shall take all action necessary, in accordance with Delaware General Corporation Law, its Amended and Restated Certificate of Incorporation, its By-laws and the requirements of the Nasdaq SmallCap Market, to convene a 2004 annual meeting of stockholders as promptly as practicable after the date hereof and shall submit to its stockholders for consideration at such meeting, a proposal that such stockholders approve to the terms of the transactions contemplated by this Agreement. In connection with its 2004 annual meeting of stockholders, the Company shall prepare and file with the SEC under the Exchange Act, and shall use reasonable commercial efforts to have cleared by the SEC, and promptly mailed to its stockholders, a proxy statement and form of proxy relating to such meeting.

Section 4.12. Indebtedness. If the Company or any of its subsidiaries wishes to create, incur or assume any additional indebtedness for borrowed money (“Indebtedness”) which is senior to or pari passu with the Notes in right of repayment of principal upon a liquidation, insolvency proceeding or otherwise (“New Debt”), the Corporation shall irrevocably offer each of the entities listed on Annex II hereto (the “Oak Hill Participants”) (subject only to the consummation of the financing) the right to participate as a lender on the same terms as provided to such lenders in an amount of such New Debt equal to that percentage of the principal amount of such New Debt equal to the percentage of the aggregate principal amount of outstanding Notes then held by such Oak Hill Participant; provided, that such offer need not be made (i) to refinance the principal amount of Indebtedness already incurred or to be incurred or referred to in agreements to which the Corporation is a party and which are in effect on the date hereof or (ii) to any single issuance of New Debt in a principal amount equal to or less than $15,000,000. Any Oak Hill Participant may elect to purchase the New Debt offered to an Oak Hill Participant that elected not to accept the offer. Notwithstanding anything contained herein to the contrary, the Oak Hill Participant shall have no more than five (5) business days to accept any offer made pursuant to the terms of this Section.

Section 4.13. If the Acquisition Agreement is terminated in accordance with its terms, (a) the Company will promptly thereafter pay each Purchaser that amount of cash (the “Repayment Amount”) equal to the product of such Purchaser’s pro rata portion (expressed as a percentage) of the aggregate amount of cash invested in the Company by all of the Purchasers (the “Aggregate Investment Amount”) under this Agreement multiplied by that portion of the Aggregate Investment Amount (i) not theretofore expended by the Company in accordance with Section 1(d) of this Agreement or otherwise in accordance with the Acquisition Agreement or (ii) not otherwise reserved by the Company (in its reasonable judgment) in respect of contingencies relating to or arising out of the Acquisition Agreement or the failure of the Closing

(as defined in the Acquisition Agreement) to be consummated, and (b) such Purchaser will deliver to the Company for cancellation the face amount of the Notes and corresponding Warrants (or securities for which the Warrants have been exchanged or into which such securities have been converted, as applicable) equal to the Repayment Amount.

ARTICLE V

COVENANTS OF THE PURCHASERS

Section 5.01. Agreement to Take Necessary and Desirable Actions. Each Purchaser shall (a) subject to the satisfaction of the conditions set forth in Section 6.01, execute and deliver the Registration Rights Agreement and such other documents, certificates, agreements and other writings and (b) take such other actions, in each case, as may be reasonably necessary, desirable or requested by the Company in order to consummate or implement the issuance, sale and delivery of the Notes and Warrants to the Purchasers in accordance with the terms of this Agreement.

Section 5.02. Compliance with Conditions; Commercially Reasonable Efforts. Each Purchaser will use all commercially reasonable efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with, and to cause all conditions precedent to the obligations of the Company and the Purchasers to be satisfied. Upon the terms and subject to the conditions of this Agreement, each Purchaser will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the issuance, sale and delivery of the Notes and the Warrants to such Purchaser in accordance with the terms of this Agreement.

Section 5.03. Consents and Approvals. Each Purchaser (a) shall use all commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities, and of all other Persons required in connection with its execution, delivery and performance of this Agreement or the Registration Rights Agreement, or the consummation of transactions contemplated hereby or thereby and (b) shall diligently assist and cooperate with the Company in preparing and filing all documents required to be submitted by the Company to any Governmental Authority in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Company all information concerning the Purchaser that counsel to the Company reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01. (a) Conditions Precedent to the Obligations of the Purchasers in connection with the Initial Closing and the Subsequent Closing. With regard to the Initial

Closing and the Subsequent Closing, the obligations of the Purchasers hereunder are, at their option, subject to the satisfaction of the following conditions:

(i) Representations and Warranties to Be True and Correct. The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct and all other representations and warranties of the Company shall be true and correct in all material respects, each such Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date.

(ii) Performance. The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or on such Closing Date.

(iii) All Proceedings to Be Satisfactory. All corporate and other proceedings to be taken by the Company and all waivers and consents to be obtained by the Company in connection with the transactions contemplated hereby shall have been taken or obtained by the Company.

(iv) Legal Proceedings. On such Closing Date, no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority, or national securities exchange shall be in effect that would prevent the consummation of the transactions contemplated by this Agreement.

(v) Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement.

(vi) Governmental Approvals. Except as set forth on Schedule 2.04 and except for the expiration or termination of the waiting period under the HSR Act (“HSR Approval”), all necessary governmental and regulatory consents and approvals and necessary third party consents shall have been obtained or shall have expired, as applicable.

(vii) No Material Adverse Effect. There shall have been no Material Adverse Effect since October 30, 2003, the date on which the Company filed its Form 10-Q for the quarter ended September 30, 2003.

(viii) Opinions of Counsel. In connection with the Initial Closing, the Purchaser shall have received from Hogan & Hartson, L.L.P. and the Chief Legal Officer of the Company opinions each dated the Initial Closing Date and in form and substance reasonably satisfactory to the Purchaser. In connection with the Subsequent Closing, the Purchaser shall have received from Hogan & Hartson, L.L.P. and the Chief Legal Officer of the Company opinions each dated the Subsequent Closing Date substantially equivalent to the opinions delivered on the Initial Closing Date.

(ix) Consent and Waiver and Subordination Agreement. The Company and GECC shall have executed and delivered to WCAS VIII the Consent and Waiver and the Subordination Agreement.

(x) Rights under the Acquisition Agreement. The Company shall not have waived any of its material rights under the Acquisition or exhibits thereto.

(b) Additional Condition Precedent to the Obligations of the Purchasers in connection with the Subsequent Closing. All conditions to the consummation of the Closing (as defined in the Acquisition Agreement) or the Regulatory Escrow Closing (as defined in the Acquisition Agreement) other than the payment of the Purchase Price (as defined in the Acquisition Agreement) shall have been satisfied.

Section 6.02. Conditions Precedent to the Obligations of the Company in Connection with the Initial Closing and the Subsequent Closing. With regard to the Initial Closing and the Subsequent Closing, the obligations of the Company hereunder are, at its option, subject to the satisfaction of the following conditions:

(a) Representations and Warranties to Be True and Correct. The representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects on such Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

(b) Performance. The Purchasers shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by them prior to or on the Initial Closing Date and the Subsequent Closing Date, as applicable.

(c) All Proceedings to Be Satisfactory. All proceedings to be taken by the Purchasers and all waivers and consents to be obtained by the Purchasers in connection with the transactions contemplated hereby shall have been taken or obtained by the Purchasers and all documents incident thereto shall be satisfactory in form and substance to the Company and its counsel.

(d) Legal Proceedings. On the Closing Date, no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority, or national securities exchange shall be in effect that would prevent the consummation of the transactions contemplated by this Agreement.

(e) Registration Rights Agreement. The Purchasers shall have executed and delivered the Registration Rights Agreement.

(f) Governmental Approvals. Except as set forth on Schedule 2.04 and except for HSR Approval, all necessary governmental approvals and regulatory approvals and necessary third party consents shall have been obtained or shall have expired, as applicable.

(g) Additional Condition Precedent to the Obligations of the Company in connection with the Subsequent Closing. All of the conditions to the obligations of the Sellers to consummate the Closing (as defined in the Acquisition Agreement) other than the receipt of the Purchase Price (as defined in the Acquisition Agreement) shall have been satisfied.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS; INDEMNITY

Section 7.01. Survival of Representations. Subject as set forth below, all representations and warranties made by any party hereto in this Agreement or pursuant hereto shall survive for the period commencing on the date hereof and ending on the first anniversary of the date hereof.

Section 7.02. General Indemnity.

(a) Subject to the terms and conditions of this Article, the Company hereby agrees to indemnify, defend and hold the Purchasers harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys’ fees and expenses (collectively, “Damages”), asserted against, resulting to, imposed upon or incurred by the Purchasers by reason of or resulting from a breach of any representation, warranty or covenant of the Company contained in or made pursuant to this Agreement.

(b) Subject to the terms and conditions of this Article VII, the Purchasers hereby agree, severally and not jointly, to indemnify, defend and hold the Company harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by the Company by reason of or resulting from a breach of any representation, warranty or covenant of such Purchaser contained in or made pursuant to this Agreement.

Section 7.03. Conditions of Indemnification. The respective several obligations and liabilities of the Purchasers, on the one hand, and the Company, on the other hand (the “indemnifying party”), to the other (the “party to be indemnified”) under Section 7.02 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

(a) as soon as reasonably practicable but not later than 20 days after receipt of notice of commencement of any action or the assertion in writing of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing;

(b) in the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof, provided that the indemnifying party shall be given at least 15 days prior written notice of the effectiveness of any such proposed settlement or compromise;

(c) anything in this Section 7.03 to the contrary notwithstanding (i) if there is a reasonable probability that a claim may materially and adversely affect the indemnifying party other than as a result of money damages or other money payments, the indemnifying party shall have the right, at its own cost and expense, to compromise or settle such claim, but (ii) the indemnifying party shall not, without the prior written consent of the party to be indemnified, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the party to be indemnified a release from all liability in respect of such claim; and

(d) in connection with any such indemnification, the indemnified party will cooperate in all reasonable requests of the indemnifying party.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Restrictive Legends. Each Note, Warrant, each certificate representing the Warrant Shares, and each certificate representing the Conversion Shares and any shares of capital stock received in respect thereof, whether by reason of a stock split or share reclassification thereof, a stock dividend thereon or otherwise, and each certificate for any such securities issued to subsequent transferees of any such certificate shall be stamped or otherwise imprinted with the legends, if any, required to be borne by such securities by the Registration Rights Agreement, except as expressly otherwise provided in such agreement.

Section 8.02. Expenses, etc. The Company shall pay all reasonable out-of-pocket expenses of the WCAS Purchasers, including but not limited to, accountants’ fees, and the reasonable fees and expenses of Ropes & Gray LLP, incurred by the WCAS Purchasers in connection with the Acquisition, the negotiation and consummation of the transactions contemplated by this Agreement, and the issuance of the Notes and the Warrants hereunder. All costs and expenses incurred by the Company in connection with this Agreement shall be paid by the Company.

Section 8.03. Survival of Agreements. All covenants, agreements and representations and warranties (except in the case of representations and warranties, as limited in Section 7.01) made herein shall survive the execution and delivery of this Agreement, the issuance, sale and delivery of the Notes, the Warrants, the Warrant Shares and the Conversion Shares, notwithstanding any investigation made at any time by or on behalf of any party hereto. All statements contained in any certificate or other instrument delivered by the Company hereunder shall be deemed to constitute representations and warranties made by the Company.

Section 8.04. Notices. Any notice or other communications required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class certified mail, postage prepaid, by nationally recognized overnight courier, or by facsimile addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by the addressee to the addressor listing all parties:

if to the Company, to

SAVVIS Communications Corporation

1 Savvis Parkway

Town and Country, Missouri 63017

Fax:

Attention: Chief Legal Officer

with a copy to

SAVVIS Communications Corporation

12851 World Gate Drive

Herndon, Virginia 20170

Fax: (703) 234-8315

Attention: Nancy Bridgman Lysinger

and

Hogan & Hartson L.L.P.

875 Third Avenue

New York, New York 10022

Fax: (212) 918-3100

Attention: Christine M. Pallares, Esq.

if to the Purchasers to:

c/o Welsh, Carson, Anderson & Stowe

320 Park Avenue, Suite 2500

New York, New York 10022

Fax: (212) 893-9565

Attention: Mr. John D. Clark

with a copy to:

Ropes & Gray LLP

45 Rockefeller Plaza

New York, New York 10111

Fax: (212) 841-5725

Attention: Sanford B. Kaynor, Jr., Esq.

or, in any case, at such other address or addresses as shall have been furnished in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing, (c) in the case of delivery by overnight courier, on the business day following the date of delivery to such courier, and (d) in the case of facsimile, when received.

Section 8.05. Press Releases and Public Announcements. All public announcements or disclosures relating to this Agreement shall be made only if mutually agreed upon by the Company and WCAS VIII except to the extent such disclosure is, in the opinion of the Company’s or WCAS VIII’s legal counsel, required by law or by regulation of any applicable national stock exchange or any SEC recognized trading market or equivalent foreign exchange or trading market; provided that any such required disclosure shall only be made, to the extent consistent with law and regulation of any applicable national stock exchange or SEC recognized trading market or equivalent foreign exchange or trading market, after consultation with and agreement by WCAS VIII or the Company as applicable.

Section 8.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

Section 8.07. Entire Agreement. This Agreement (including the Schedules and Exhibits thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be amended or modified nor any provisions waived except as set forth in Section 8.10.

Section 8.08. Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by any party hereto without the consent of WCAS VIII. Notwithstanding anything to the contrary contained herein, (a) the WCAS Purchasers may assign all or any portion of their rights to acquire Notes and Warrants and the related rights and obligations thereunder, subject to the terms of the Subordination Agreement, to any (i) parent, subsidiary, successor or affiliate and (ii) any third Person without the consent of any other party; and (b) any Constellation Purchaser and any Other Purchaser may assign all or any portion of their rights to acquire Notes and Warrants and the related rights and obligations thereunder, subject to the terms of the Subordination Agreement, to any parent, subsidiary, successor or affiliate of such Purchaser. It is understood and agreed that, in the event of such assignment, each such transferee shall, at such time, execute Joinder Agreement (as defined in Section 8.14), and such Purchaser shall not be released from its liabilities under this Agreement. This Agreement is not intended to confer any rights or benefits on any Persons other than the parties hereto, except as contemplated by this Section 8.08. Any designee or assignee permitted under this Section 8.08 is referred to herein as a “Permitted Designee.”

Section 8.09. Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by mutual written agreement of the Company and WCAS VIII;

(ii) by either the Company or WCAS VIII if the Subsequent Closing shall not have been consummated on or before July 1, 2004, unless extended by mutual agreement or unless the failure to consummate the Subsequent Closing is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any obligation required to be performed by such party at or prior to the Subsequent Closing Date; or

(iii) by either the Company or the Purchasers if consummation of the transactions contemplated hereby to be consummated on the Subsequent Closing Date would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction.

(b) The party desiring to terminate this Agreement pursuant to Section 8.09(a)(ii) or (iii) hereof shall promptly give notice of such termination to the other party.

(c) If this Agreement is terminated as permitted by this Section 8.09, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure of either party to perform a covenant of such party in this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all losses incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 8.02, 8.03, 8.04, 8.05, 8.06, and 8.10 shall survive any termination hereof pursuant to this Section 8.09.

Section 8.10. Amendments and Waivers.

(a) Subject to Section 8.11 hereof, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, by the Company and WCAS VIII; provided, however, that each Purchaser shall have the right to consent prior to any amendment or modification, or waive any provision of this Agreement, if such amendment, modification or waiver adversely affects the Notes purchased by such Purchaser pursuant to this Agreement or such Purchaser’s rights under this Agreement.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege, nor will any waiving of any right power or privilege operate to waive any other subsequent right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.12. Parties in Interest. All covenants and agreements contained in this Agreement by or on behalf of any party hereto shall bind and inure to the benefit of the respective successors and Permitted Designees of such party hereto whether so expressed or not.

Section 8.13. Taxes. Each party hereto acknowledges that it is responsible for the payment of its own taxes including filing of corresponding tax returns and submission of any form or other document relating to the imposition of such taxes. Failure to provide any such form or document may result in payments hereunder being made net of an amount necessary to satisfy applicable withholding tax requirements.

Section 8.14. Joinder. At any time between the date hereof and the Subsequent Closing, additional third party purchasers may agree to purchase all or any portion of the Notes and Warrants agreed to be purchased for cash by a WCAS Purchaser on the Initial Closing Date or the Subsequent Closing Date by executing and delivering a joinder agreement in the form attached hereto as Exhibit F hereto (each, a “Joinder Agreement”). Each Joinder Agreement, if executed pursuant to the foregoing sentence, will constitute an effective assignment pursuant to Section 8.08. Upon execution and delivery of a Joinder Agreement by any such purchaser, such purchaser will be considered an “Other Purchaser” and a “Purchaser” for purposes of this Agreement and Annex I hereto will be amended to account for such Notes and Warrants to be purchased by such Other Purchaser pursuant to the Joinder Agreement.

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IN WITNESS WHEREOF, the Company and the Purchaser have executed this Agreement as of the day and year first above written.

SAVVIS COMMUNICATIONS CORPORATION

By:	/s/ Grier C. Raclin
Name:	Grier C. Raclin
Title:	Chief Legal Officer, Corp. Secretary

Signature Page to Amended and Restated Securities Purchase Agreement

WELSH, CARSON, ANDERSON & STOWE VIII, L.P.

By	WCAS VIII Associates LLC,
General Partner

By:	/s/ Jonathan M. Rather
Jonathan M. Rather
Managing Member

Signature Page to Amended and Restated Securities Purchase Agreement

WELSH, CARSON, ANDERSON & STOWE VII, L.P.

By	WCAS VII Partners L.P.,
General Partner

By:	/s/ Jonathan M. Rather
Jonathan M. Rather
General Partner

WELSH, CARSON, ANDERSON & STOWE VI, L.P.

By	WCAS VI Partners L.P.,
General Partner

By:	/s/ Jonathan M. Rather
Jonathan M. Rather
General Partner

Signature Page to Amended and Restated Securities Purchase Agreement

WCAS MANAGEMENT CORPORATION

By:	/s/ Jonathan M. Rather
Jonathan M. Rather
Treasurer

Russell Carson
Bruce K. Anderson
IRA FBO Bruce K. Anderson
Andrew Paul
Robert A. Minicucci
Anthony J. De Nicola
Paul B. Queally
D. Scott Mackesy
Sanjay Swani
IRA FBO James R. Matthews
Sean Traynor
John Almeida
Eric J. Lee
IRA FBO Jonathan M. Rather
James Hoover
Richard Stowe
Laura Van Buren

By:	/s/ Jonathan M. Rather
Jonathan M. Rather
Individually and as Attorney-in-Fact

Signature Page to Amended and Restated Securities Purchase Agreement

DANIEL ANDERSON TRUST

By:	/s/ Patrick J. Welsh
Name: Patrick Welsh
Title: Trustee

KRISTEN ANDERSON TRUST

By:	/s/ Patrick J.Welsh
Name: Patrick J.Welsh
Title: Trustee

MARK ANDERSON TRUST

By:	/s/ Patrick J. Welsh
Name: Patrick J. Welsh
Title: Trustee

Signature Page to Amended and Restated Securities Purchase Agreement

CONSTELLATION VENTURE CAPITAL II, L.P.

By:	Constellation Ventures Management, L.L.C.,
its General Partner

By:	The Bear Stearns Companies, Inc.,
its Managing Member

By:	/s/ Clifford H. Friedman
Name: Clifford H. Friedman
Title: SMD

CONSTELLATION VENTURE CAPITAL OFFSHORE II, L.P.

By:	Constellation Ventures Management, L.L.C.,
its General Partner

By:	The Bear Stearns Companies, Inc.,
its Managing Member

By:	/s/ Clifford H. Friedman
Name: Clifford H. Friedman
Title: SMD

THE BSC EMPLOYEE FUND IV, L.P.

By:	Constellation Ventures Management, L.L.C.,
its General Partner

By:	The BSCGP, Inc.,
its Managing Member

By:	/s/ Clifford H. Friedman
Name: Clifford H. Friedman
Title: SMD

CVC II PARTNERS, L.L.C.

By:	/s/ Clifford H. Friedman
Name: Clifford H. Friedman
Title: SMD

Signature Page to Amended and Restated Securities Purchase Agreement

OAK HILL SPECIAL OPPORTUNITIES FUND, L.P.

By:	Oak Hill Special Opportunities GenPar, L.P.,
its General Partner

By:	Oak Hill Special Opportunities MGP, LLC,
its General Partner

By	/s/ William Bohnsack
Name: William Bohnsack
Title: Managing Director

OAK HILL SPECIAL OPPORTUNITIES FUND (MANAGEMENT), L.P.

By:	Oak Hill Special Opportunities GenPar, L.P.,
its General Partner

By:	Oak Hill Special Opportunities MGP, LLC,
its General Partner

By	/s/ William Bohnsack
Name: William Bohnsack
Title: Managing Director

WFC HOLDINGS CORPORATION

By	/s/ Mike Johnson
Name: Mike Johnson
Title: EVP, Attorney in Fact

Signature Page to Amended and Restated Securities Purchase Agreement

OAK HILL SECURITIES FUND, L.P.

By:	Oak Hill Securities Gen Par, L.P.
its General Partner

By:	Oak Hill Securities MGP, Inc.,
its General Partner

By:	/s/ William Bohnsack
Name: William Bohnsack
Title: COO

OAK HILL SECURITIES FUND II, L.P.

By:	Oak Hill Securities Gen Par II, L.P.
its General Partner

By:	Oak Hill Securities MGP II, Inc.,
its General Partner

By:	/s/ William Bohnsack
Name: William Bohnsack
Title: COO

LERNER ENTERPRISES, L.P.

By:	Oak Hill Asset Management, Inc.
As advisor and attorney-in-fact to
Lerner Enterprises, L.P.

By:	/s/ William Bohnsack
Name: William Bohnsack
Title: COO

Signature Page to Amended and Restated Securities Purchase Agreement

P&PK FAMILY LTD. PARTNERSHIP

By:	Oak Hill Asset Management, Inc.
As advisor and attorney-in-fact to
P&PK Family Ltd Partnership

By:	/s/ William Bohnsack
Name: William Bohnsack
Title: COO

CARDINAL INVESTMENT PARTNERS I, L.P.

By:	Oak Hill Asset Management, Inc.
As advisor and attorney-in-fact to
Cardinal Investment Partners I, L.P.

By:	/s/ William Bohnsack
Name: William Bohnsack
Title: COO

OAK HILL CREDIT ALPHA FUND, L.P.

By:	Oak Hill Credit Alpha Gen Par, L.P.
its General Partner

By:	Oak Hill Credit Alpha MGP, Inc.,
its General Partner

By:	/s/ William Bohnsack
Name: William Bohnsack
Title: COO

OAK HILL CREDIT ALPHA FUND (OFFSHORE), LTD.

By:	/s/ William Bohnsack
Name: William Bohnsack
Title: COO

Signature Page to Amended and Restated Securities Purchase Agreement

OAK HILL ADVISORS, L.P.
as Investment Manager for
The Leland Stanford Junior University

By:	Oak Hill Advisors MGP, Inc.
its Managing General Partner

By:	/s/ William Bohnsack
Name: William Bohnsack
Title: COO

CARDINAL FUND I, L.P.

By:	Cardinal Management I, L.P.,
its General Partner

By:	Cardinal MGP, LLC,
its General Partner

By	/s/ John H. Fant
Name: John H. Fant
Title: Vice President

FW SAVVIS INVESTORS, L.P.

By:	Group VI 31, L.L.C.,
its General Partner

By	/s/ John H. Fant
Name: John H. Fant
Title: Vice President

Signature Page to Amended and Restated Securities Purchase Agreement

ANNEX I

Part I: Initial Closing

Purchaser	Aggregate Purchase Price	Principal Amount of Notes	Warrant Shares
Welsh, Carson, Anderson & Stowe VIII, L.P.	$15,000,000	$15,000,000	970,588

Part II: Subsequent Closing

Purchaser	Aggregate Purchase Price	Principal Amount of Notes	Warrant Shares
Welsh, Carson, Anderson & Stowe VIII, L.P.	$88,783,203	$88,783,203	5,744,796

WCAS Affiliates:

Welsh, Carson, Anderson & Stowe VII, L.P.	$7,628,108	$7,628,108	493,583

Welsh, Carson, Anderson & Stowe VI, L.P.	10,174,944	10,174,944	658,379

Russell Carson	988,655	988,655	63,972

Bruce K. Anderson	1,035,931	1,035,931	67,031

IRA FBO Bruce K. Anderson	180,000	180,000	11,647

Daniel Anderson Trust	11,364	11,364	735

Kristin Anderson Trust	11,364	11,364	735

Mark Anderson Trust	11,364	11,364	735

Andrew Paul	693,195	693,195	44,854

Robert A. Minicucci	340,915	340,915	22,059

Anthony de Nicola	142,048	142,048	9,191

Paul B. Queally	28,410	28,410	1,838

D. Scott Mackesy	11,364	11,364	735

Sanjay Swani	11,364	11,364	735

IRA FBO James R. Matthews	11,364	11,364	735

Sean Traynor	11,364	11,364	735

John Almeida	11,364	11,364	735

Eric J. Lee	5,682	5,682	368

IRA FBO Jonathan M. Rather	11,364	11,364	735

WCAS Management Corporation	2,203,447	2,203,447	142,576

James Hoover (IRA)	73,865	73,865	4,780

Richard Stowe	113,638	113,638	7,353

Laura Van Buren	5,682	5,682	368

Purchaser	Aggregate Purchase Price	Principal Amount of Notes	Warrant Shares
Constellation Purchasers:

Constellation Venture Capital II, L.P.	$5,287,841	$5,287,841	342,154

Constellation Venture Capital Offshore II, L.P.	2,499,930	2,499,930	161,760

The BSC Employee Fund IV, L.P.	2,094,914	2,094,914	135,553

CVC II Partners, L.L.C.	117,315	117,315	7,591

Oak Hill Purchasers:

Oak Hill Special Opportunities Fund, L.P.	$8,600,000	$8,600,000	556,471

Oak Hill Special Opportunities Fund (Management), L.P.	1,400,000	1,400,000	90,588

WFC Holding Corporation	25,000,000	25,000,000	1,617,647

Oak Hill Securities Fund, L.P.	4,125,000	4,125,000	266,912

Oak Hill Securities Fund II, L.P.	8,250,000	8,250,000	533,824

Lerner Enterprises, L.P.	1,500,000	1,500,000	97,059

P&PK Family Ltd. Partnership	375,000	375,000	24,265

Cardinal Investment Partners I, L.P.	500,000	500,000	32,353

Oak Hill Credit Alpha Fund, L.P.	900,000	900,000	58,235

Oak Hill Credit Alpha Fund (Offshore), Ltd.	1,725,000	1,725,000	111,618

Oak Hill Advisors, L.P.	125,000	125,000	8,088

Cardinal Fund I, L.P.	4,600,000	4,600,000	297,647

FW Savvis Investors, L.P.	5,400,000	5,400,000	349,412

Other Purchasers:

None.

ANNEX II

Oak Hill Participants

1.	Oak Hill Special Opportunities Fund, L.P.

2.	Oak Hill Special Opportunities Fund (Management), L.P.

3.	Oak Hill Securities Fund, L.P.

4.	Oak Hill Securities Fund II, L.P.

5.	Oak Hill Strategic Partners, LP

6.	Oak Hill Capital Partners, LP

7.	Cardinal Fund I, L.P.

8.	FW Savvis Investors, L.P.

9.	WFC Holding Corporation

10.	Lerner Enterprises, L.P.

11.	P&PK Family Ltd. Partnership

12.	Cardinal Investment Partners I, L.P.

13.	Oak Hill Credit Alpha Fund, L.P.

14.	Oak Hill Credit Alpha Fund (Offshore), Ltd.

15.	Leland Stanford Junior University